Exhibit 10.35


                FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

     This Amendment, dated as of October 18, 2001, (this "Amendment") is made by and between SPECTRUM ORGANIC PRODUCTS, INC, a California corporation (the "Borrower") and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

                                    Recitals
                                    --------

     A. The Borrower and the Lender have entered into a Credit and Security Agreement dated as of October 6, 1999 (the "Credit Agreement").

     B. The Borrower has requested that certain amendments be made to the Credit Agreement.

     C. The Lender is willing to amend the Credit Agreement pursuant to the terms and conditions set forth herein. The Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of the Lender's rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

     1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

     2. Amendments to Article I.

          (a) The following definitions are hereby added to Section 1.1 in respective alphabetical order:

               "Issuer" means the issuer of any Letter of Credit.


               "L/C Amount" means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

               "L/C Application" means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

               "Letter of Credit" has the meaning specified in Section 2.18.

               "Obligation of Reimbursement" has the meaning given in Section 2.19.

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               "Special Account" means a specified cash collateral account maintained by a financial institution acceptable to Lender in connection with Letters of Credit, as contemplated by Section 2.20.

          (b) The definition of "Availability Reserve" as set forth in Section
1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     "Availability Reserve" means as of any date of determination, such amount or amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Advances which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect the L/C Amount, or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Availability Reserves will include, without limitation, the Dilution Reserve and the Grower Reserve.

          (c) The following is hereby added to the end of the definition of "Collateral" set forth in Section 1.1 of the Credit Agreement:

                    ";and (vii) all sums on deposit in the Special Account."

          (d) The definition of "Commitment" set forth in Section 1.1 of the Credit and Security Agreement is hereby amended and restated in its entirety to read as follows:

                    ""Commitment' means the Lender's commitment to make Advances and to cause the Issuer to issue Letters of Credit to or for the Borrower's account pursuant to Article II."

          (e) The first sentence of the definition of "Eligible Inventory" as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    ""Eligible Inventory' means all Inventory of the Borrower, including inventory obtained using a Letter of Credit, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:"

          (f) The definition of "Obligations" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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                    ""Obligations' means the Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, the Obligation of Reimbursement and all indebtedness of the Borrower arising under this Agreement, the Note, any L/C Application completed by the Borrower, or any other loan or credit agreement or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into."

          (g) The definition of "Revolving Floating Rate" as set forth in
Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    ""Revolving Floating Rate' means, beginning August 1, 2000, an annual rate equal to the Base Rate plus two percent (2.0%), which annual rate shall change when and as the Base Rate changes. If, however, the Borrower's CPA audited financial statements for the period ending December 31, 2001 reflect a net profit of a least Five Hundred Thousand Dollars ($500,000) the Revolving Floating Rate shall be decreased by one percent (1.0%). Such decrease, if applicable, shall take effect on the first day of the month following Lender's receipt of the CPA audited financial statements for the period ending December 31, 2001, reflecting a net profit of at least Five Hundred Thousand Dollars ($500,000). Borrower's net profit for the purposes of this definition shall not include any losses associated with the sale of Borrower's tomato based business to Acirca, Inc. or other non-cash losses as a result of restructuring charges, adjustments to reflect the impairment of assets or sale of significant assets.

          (h) The definition of "Term Floating Rate" as set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    ""Term Floating Rate' means, beginning August 1, 2000, an annual rate equal to the sum of the Base Rate plus two and two-quarter percent (2.25%), which annual rate shall change when and as the Base Rate changes. If, however, the Borrower's CPA audited financial statements for the period ending December 31, 2001 reflect a net profit of a least Five Hundred Thousand Dollars ($500,000) the Term Floating Rate shall be decreased by one percent (1.0%). Such

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                    decrease, if applicable, shall take effect on the first day of the month following Lender's receipt of the CPA audited financial statements for the period ending December 31, 2001, reflecting a net profit of at least Five Hundred Thousand Dollars ($500,000). Borrower's net profit for the purposes of this definition shall not include any losses associated with the sale of Borrower's tomato based business to Acirca, Inc. or other non-cash losses as a result of restructuring charges, adjustments to reflect the impairment of assets or sale of significant assets.

     3. Amendments to Article II

          (a) The second sentence of Section 2.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    "The Lender shall have no obligation to make a Revolving Advance if, after giving effect to such requested Revolving Advance, the sum of the outstanding and unpaid Revolving Advances under this Section 2.1 or otherwise would exceed the Borrowing Base less the L/C Amount."

          (b) Section 2.3(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    "(i) Beginning on October 1, 2001, and on the first day of each month thereafter, in thirty seven (37) substantially equal monthly installments equal to Ten Thousand Two Hundred Ninety Eight and 52/100 Dollars ($10,298.52); and"

          (c) Section 2.9(b) is hereby amended and restated in its entirety to read as follows:

                    ""Return', for any period, means the return as determined by such Related Lender on the Advances and Letters of Credit based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect and costs of issuing or maintaining any Letter of Credit. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement."

          (d) Section 2.9(c) is hereby amended and restated in its entirety to read as follows:

                    ""Rule Change', means any change in any Capital Adequacy Rule or L/C Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the Closing Date are scheduled to take place under the existing Capital Adequacy Rules or L/C Rules or any increases in the capital that any Related Lender is

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                    required to maintain to the extent that the increases are
                    required due to a regulatory authority's assessment of the financial condition of such Related Lender."

          (e) Section 2.9(d) is hereby amended and restated in its entirety to read as follows:

                    ""Related Lender', includes (but is not limited to) the Lender, the Issuer, any parent corporation of the Lender or the Issuer and any assignee of any interest of the Lender hereunder and any participant in the loans made hereunder."

          (f) Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    "Section 2.10 Maturity' Date. This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on October 5, 2004 (the "Maturity Date"), unless earlier terminated by Lender or Borrower pursuant to the terms hereof. Upon the Termination Date, Borrower shall immediately pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including checks and other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment."

          (g) Section 2J2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                    "(a) Termination and Line Reduction Fees. If the Credit Facility is terminated for any reason as of a date other than the Maturity Date, or the Borrower reduces the Maximum Line, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or the reduction, as the case may be) as follows: (i) 1.0% if the termination or reduction occurs on or before the third anniversary of the Funding Date; (ii) 0.67% if the termination or reduction occurs after the third anniversary of the Funding Date but on or before the fourth anniversary of the Funding Date; and (iii) 0.5% if the termination or reduction occurs after the fourth anniversary of the Funding Date."

          (h) Section 2.12(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

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                    "(b) Prepayment Fees. If the Term Note is prepaid for any
                    reason except in accordance with 2.3 or any Capital Expenditure Note is prepaid for any reason except in accordance with 2.5, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the amount prepaid as follows: (i) 1.0% if the prepayment occurs on or before the third anniversary of the Funding Date; (ii) 0.67% if prepayment occur; after the third anniversary of the Funding Date but on or before the fourth anniversary of the Funding Date; and (iii> 0.5% if prepayment occurs after the fourth anniversary of the Funding Date."

          (i) Section 2.13 is hereby amended and restated in its entirety to read as follows:

                    "Mandatory Prepayment. Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this
                    Section 2.13 or under Section 2.11 may be applied to the Obligations, in such order and in such amounts as the Lender; in its discretion, may from time to time determine; provided that any prepayment under Section 2.11 which the Borrower designates as a partial prepayment of the Term Note shall be applied to principal installments of the Term Note in inverse order of maturity."

          (j) Section 2.16 is hereby amended and restated in its entirety as follows:

                    "Use of Proceeds. The Borrower shall use the proceeds of Advances, and each Letter of Credit, if any, for ordinary working capital purposes."

          (k) The following sections are hereby added to Article II:

                    "Section 2.7(c) Letter of Credit Fees. The Borrower agrees to pay the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of one and one half percent (130%) of the aggregate amount that may then be drawn on all issued and outstanding Letters of Credit assuming compliance with all conditions for drawing thereunder (the "Aggregate Face Amount"), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit

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                    shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however that during Default Periods, in the Lender's sole discretion and without waiving any of its other rights and remedies, such fee shall increase to four and one half percent (4.50%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any and all fees, commissions and charges of any Issuer of a Letter of Credit with respect to or in connection with such Letter of Credit."

                    "2.7(d) Letter of Credit Administrative Fees. The Borrower agrees to pay the Lender, on written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally."

                    "2.9(e)L/C Rule' means any law, rule, regulation, guideline, directive, requirement or request regarding letters of credit, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules imposing taxes, duties or other similar charges, or mandating reserves, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by any Related Lender, on letters of credits"

                    "Section 2.18 Letters of Credit.


                         (a) The Lender agrees, on the terms and subject to the
                    conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for the Borrower's account to be drawn at sight for the importation of organic foods and ingredients. The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued, would exceed the lesser of:

                         (i) $500,000 less the L/C Amount, or

                         (ii) the Borrowing Base less the sum of (A) all outstanding and unpaid Revolving Advances and (B) the L/C Amount.

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                    Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into by the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

                         (b) No Letter of Credit shall be issued more than
                    ninety (90) days prior to the negotiating date or have an expiry date later than the Termination Date in effect as of the date of issuance.

                         (c) Any request to cause an Issuer to issue a Letter of
                    Credit under this Section 2.18 shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request"

                    "Section 2.19 Payment of Amounts Drawn Under Letters of Credit. The Borrower acknowledges that the Lender will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable tiC Application. Accordingly, the Borrower agrees to pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

                         (a) The Borrower hereby agrees to pay the Lender on the
                    day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower's obligation to pay all such amounts is herein referred to as the "Obligation of Reimbursement").

                         (b) Whenever a draft is submitted under a Letter of
                    Credit, the Lender shall debit the amount of the draft against the Borrower's operating account. If there are insufficient funds in the operating account to meet the full amount of the draft, the Lender shall make a Revolving Advance in the amount of the Obligation of Reimbursement and shall apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with and, be treated in all other respects as a Revolving
                    Advance hereunder.

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                         (c) If a draft is submitted under a Letter of Credit
                    when the Borrower is unable, because a Default Period then exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower's inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

                    The Borrower's obligation to pay any Revolving Advance made under this Section 2.19, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.6."

                    "Section 2.20 Special Account. If the Credit Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by the Lender at any time or from time to time to the Obligations in the Lender's sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower at such time as the Lender is required to release its security interest in the Special Account under applicable law."

                    "Section 2.21 Obligations Absolute. The Borrower's obligations arising under Section 2.19 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.19, under all circumstances whatsoever, including (without limitation) the following circumstances:

                         (a) any lack of validity or enforceability of any
                    Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the "Related Documents");

                         (b) any amendment or waiver of or any consent to
                    departure from all or any of the Related Documents;

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                         (c) the existence of any claim, setoff, defense or
                    other right which the Borrower may have at any time, against any beneficiary `or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

                         (d) any statement or any other document presented under
                    any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever,

                         (e) payment by or on behalf of the Issuer or the Lender
                    under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

                         (f) any other circumstance or happening whatsoever,
                    whether or not similar to any of the foregoing."

     4. Amendments to Article VI.
        -------------------------

          (a) Reporting Requirements. Section 6.1(e) of the Credit Agreement is hereby amended and restated to read as follows;

                    "(e) on or before December 31 of each year, the projected balance sheets and income statements for each month of the successive year, each in reasonable detail, representing the Borrower's good faith projections and certified by the Borrower's chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with such supporting schedules and information as the Lender may in its discretion require;"

          (b) Minimum Book Net Worth. Section 6.15 of the Credit Agreement is hereby amended and restated to read as follows:

                    "The Borrower will maintain its Book Net Worth, determined as at the end of each month, at an amount not less than the amount set forth below. Any non-cash losses incurred, as a result of restructuring charges, adjustments to reflect the impairment of assets or sale of significant assets and any income recorded by Borrower from escrow proceeds of the sale of Borrower's tomato based business to Acirca, Inc. shall not be included in determining whether or not Borrower has met the covenant set forth in this Section 6.15, so long as at the end of each month Borrower maintains a Book Net Worth of at least One Million Dollars ($1,000,000) before taking such exclusions into consideration.

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                             At the End of:           Minimum Book Net Worth
                             --------------           ----------------------
                             August 2001                  $2,120,000
                             September 2001               $2,236,000
                             October 2001                 $2,325,000
                             November 2001                $2,398,000
                             December 2001,               $2,501,000
                    And each month end thereafter


          (c) Minimum Senior Debt Service Coverage Ratio. Section 6.13 of the Credit Agreement is hereby amended and restated to read as follows:

                    "The Borrower will maintain, for each period described below, its Senior Debt Coverage Ratio, determined as at the end of each period, at not less than the ratio set forth opposite such period:

                                Period              Minimum Senior Debt
                                ------
                                                    Service Coverage Ratio
                                                    ----------------------


                    Nine Months Ending September         1.20 to 1.00
                    30, 2001
                    Twelve Months Ending December        1.25 to 1.00
                    31, 2001


                    Thereafter, the Borrower will maintain its Senior Debt Service Coverage Ratio at not less than 1.30 to 1.00, measured at the end of each fiscal quarter, calculated for the prior four (4) quarters as of March 31, 2002 and for the prior four (4) quarters at the end of each successive fiscal quarter."

          (d) Minimum Total Debt Service Coverage Ratio. Section 6.14 of the Credit Agreement is hereby amended and restated to read as follows:

                    "The Borrower will maintain, for each period described below, its, Total Debt Service Coverage Ratio, determined as at the end of each period, at an amount not less than the amount set forth opposite such period:

                                Period              Minimum Senior Debt
                                ------
                                                    Service Coverage Ratio
                                                    ----------------------


                    Nine Months Ending September        1.00 to 1.00
                    30, 2001

                    Twelve Months Ending December       1.10 to 1.00
                    31, 2001


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                    Thereafter, the Borrower will maintain its Total Debt
                    Service Coverage Ratio at not less than 1.10 to 1.00, measured at the end of each fiscal quarter, calculated for the prior four (4) quarters as of March 31, 2002 and for the prior four (4) quarters at the end of each successive fiscal quarter."


          (e) New Covenants, Section 6.16 of the Credit Agreement is hereby amended restated in its entirety to read as follows:

                    "6.16 New Covenants. On or before June 30, 2002, Lender shall set new covenant levels for Sections 6.13, 6.14 and 6,15 for periods after such date. The new covenant levels will be based on the Borrow's projections for such periods received by Lender pursuant to Section 6.1(e) and shall be no less stringent than the present levels."

     5. Amendment to Article VII

          (a) Section 7.10 is hereby amended and restated in its entirety to read as follows:


                    "Section 7.10 Capital Expenditures. Commencing with the fiscal year ending December 31, 2001, Borrower may incur Capital Expenditures provided that the portion of any Capital Expenditures that is not financed by a lender shall not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate for any fiscal year.

     6. Amendments to Article VIII.

          (a) The following is hereby added to the Credit Agreement as Section 8.1(s) entirety as follows:

                    "(s) Failure to pay when due any amount specified in Section
                    2.19 relating to the Borrower's Obligation of Reimbursement, or failure to pay immediately when due or upon termination of the Credit Facility any amount required to be paid for deposit in. the Special Account under Section 2.20."

          (b The following is hereby added to the Credit Agreement as Section
8.1 (s) and reads in its entirety as follows:

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


                    "the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.20 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder."

     7.   Amendments to Article X.

          (a) Section 10.6 is hereby amended and restated in its entirety to read as follows:

                    "10.6 Cost and Expenses. The Borrower agrees to pay on demand all costs and expenses, including (without limitation) attorneys' fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letters of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest"

     8. Amendments to Schedu1es.

          (a) Trade Names, Chief Executive Office and Other Locations. Schedule
5.1 is hereby amended and restated in its entirety to read as set forth in Exhibit B, attached hereto.

          (b) Subsidiaries. Schedule 5.4 is hereby amended and restated in its entirety to read as set forth in Exhibit C, attached hereto.

          (c) Permitted Liens. Schedule 7.1 is hereby amended and restated in its entirety to read as set forth in Exhibit D, attached hereto.

          (d) Permitted Indebtedness and Guaranties. Schedule 7.2 is hereby amended and restated in its entirety to read as set forth in Exhibit E, attached hereto.

     9. Capital Expenditure Advance. No further Capital Expenditure Advances will be made by Lender pursuant to Section 2.4 of the Credit Agreement.

     10. Guaranty of Jethren Phillips. Lender agrees that upon Lender's receipt of Borrower's December 31, 2001 unqualified financial statement reflecting that Borrower has satisfied all financial covenants and that no Events of Default exist, the Guaranty of Jethren Phillips shall be released.

     11. Inventory Appraisal. Borrower agrees to allow an appraisal of its Inventory to be conducted by an appraiser chosen by Lender within forty-five
(45) days of the date of the approval of the terms of this Amendment by lender's senior credit management. The cost of such appraisal shall be paid by Borrower.

     12. Term Loan C. The Lender agrees, on the terms and subject to the conditions set forth in the Credit Agreement to make a one time advance in an amount not to exceed the lesser of (A) One Hundred Thousand Dollars ($100,000), or (B) eighty-five percent (85%) of the invoiced purchase price of new Equipment (exclusive of installation and other soft costs) ("Term C Advances") (the definition of "Term Advances" as set forth in the Credit Agreement shall include the Term C Advances). The Borrower's obligation to pay the Term C Advances shall be evidenced by the Term Note C, a form of which is attached hereto as Exhibit A ("Term Note Q") (the definition of "Note" as set forth in the Credit Agreement shall include Term Note C) and shall be secured by the Collateral. The Lender will make advances to the Borrower under this paragraph upon Borrower presenting to Lender, in form and substance reasonably satisfactory to Lender, (i) invoices for the specific items of Equipment to be acquired and financed hereunder, which Equipment shall be acceptable to Lender and the purchase price thereof may, at Lender's option, be confirmed by Lender, and (ii) evidence satisfactory to the Lender of delivery of such Equipment to the Borrower. Generally, to be eligible, Equipment must be subject to Lender's perfected security interest and must be used or usable in the ordinary course of Borrower's business, and must constitute collateral acceptable for lending purposes pursuant to criteria established by Lender.

          (a.) The outstanding principal balance of the Term Note C shall be due and payable as follows:

               (i) Beginning on January 1, 2002, and on the first day of each month thereafter, in thirty-six (36) substantially equal monthly installments; and

               (ii) On the Termination Date, the entire unpaid principal balance of the Term Note C, and all unpaid interest accrued thereon, shall in any event be due and payable.

          (b) Except as set forth in Sections 2.6 (d) and 2.6(e) of the Credit Agreement, the outstanding principal balance of the Tenn Note C shall bear interest at the Term Floating Rate, and interest shall be payable monthly in arrears.

          (c) Term Note C shall be subject to the prepayment fees set forth in
Section 2.12 of the Credit Agreement.

     13. Consent to Payment of Various Notes. Lender hereby consents to the full repayment of the indebtedness to Theodore Wright as evidenced by that certain Unsecured Subordinated Promissory Note dated as of January 1, 2001 in the face amount of $25,000 Lender Further consents to Borrower's payment of interest only through December 31, 2001 and quarterly payments of principal and interest thereafter on the promissory notes set forth below:

          Note Holder             Face Amount                 Dated
          -----------             -----------                 -----

     Douglas A. Larson            $105,000.00            January 1, 2001

     Joanne M. Gluck-IRA          $26,250                January 1, 2001

     Jordan Widdes-IRA            $26,250                January 1, 2001

     Mark Voss                    $13,125                January 1, 2001

     Steven M. Nelson             $13,125                January 1, 2001

     Dean Rivet-IRA               $26,250                January 1, 2001

     Mishawn Nelson-IRA           $26,250                January 1, 2001

Borrower may make such payments so long as no Event of Default has occurred and is continuing or will occur as a result of such payments and Lender has notified Borrower in writing that such payments are not permitted.

     14. Amendment Fee. The Borrower shall pay Lender an amendment fee in the amount of Twenty Thousand Dollars ($20,000) for the preparation and execution of this Amendment. Such fee shall be fully earned and non-refundable upon the execution of this Amendment and shall be paid in two equal installments of Ten Thousand Dollars ($10,000) with the first installment due a November 1, 2001 and the second due on December 1, 2001.

     15. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

     16. Conditions Precedent. This Amendment, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

          (a) A Certificate of Authority of the Borrower certifying as to (i) the resolutions directors of the Borrower approving the execution and delivery of this Amendment (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were delivered to the Lender pursuant to the Certificate of Authority of the Borrow's Secretary or assistant secretary dated as of October 5, 1999 in connection with the delivery of the Credit Agreement continue in full force and effect and have not been amemded or otherwise modified except as necessary for the Merger as set forth in the Certificate of Authority to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender) pursuant to the Certificate of Authority of the Borrower's secretary or assistant secretary dated as of October 5, 1999, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

          (b) The amendment fee set forth in Paragraph 14 above.

          (c) Such other matters as the Lender may require.

     17. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

          (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b) The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not
(1) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or
(iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     18. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     19. No Other Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

     20. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required hereunder.

     21. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.




WELLS FARGO BUSINESS CREDIT,                SPECTRUM ORGANIC PRODUCTS,
INC.                                        Inc.



By:  /s/  Angelo Samperisi                  By:  /s/  Jethren P. Phillips
  ---------------------------                  -------------------------------
          Angelo Samperisi                            Jethren P. Phillips
          Vice President                              CEO/Chairman

                                    EXHIBIT A

                                   TERM NOTE C
$_______________                                            Pasadena, California
                                                                  October_, 2001

     For value received, the undersigned, SPECTRUM ORGANIC PRODUCTS, INC., a California corporation (the "Borrower"), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), at its main office in Pasadena, California, or at any other place designated at any time by the holder hereof;, in lawful money of the United States of America and in immediately available funds, the principal sum of_________________ ($_____________________) or, if less, the aggregate unpaid principal amount of the Term Advance made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement by and between the Lender and the Borrower, dated as of October 6, 1999 as amended by that certain First Amendment to Credit and Security Agreement of even date herewith and as may hereafter be amended, supplemented or restated from time to time (the "Credit Agreement"). The principal hereof and interest accruing thereon shall be due and payable as provided ill the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

     This Note is issued pursuant, and is subject to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Term Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived. -

                                            SPECTRUM ORGANIC PRODUCTS, INC.,
                                            a California corporation


                                            By:  /s/_________________________
                                            Name:____________________________
                                            Title:___________________________

                                    EXHIBIT B

                                   Schedule 5.1 to Credit and Security Agreement

             TRADE NAMES, CHIEF EXECUTIVE OFFICE, PRINCIPAL PLACE OF
                     BUSINESS, AND LOCATIONS OF COLLATERAL

                                   Trade Names
                                   -----------
                   Cinagro
                   Napa Valley Springs Water
                   Spectrum Naturals
                   Spectrum Essentials
                   Community Mayonnaise
                   Veg-Omega3
                   Blue Banner
                   World Cuisine
                   Spectrum Spread

               Chief Executive Office/Principal Place of Business
               --------------------------------------------------
                   1304 South Point Boulevard
                   Suite 280
                   Petaluma, California 94954

                     Other Inventory and Equipment Locations

                                   Inventory
                                   ---------
                             [per attached Listing]

                                   Equipment
                                   ---------

1) Organic Ingredients, Inc., 335 Spreckles Drive, Suite F, Aptos, California 95003
2)   OI R&D Lab, 804 Estates Drive, Suite 200, Aptos, California 95003
3)   Spectrum Organic Products, Inc., 133 Copeland St., Petaluma CA 94952

                                   EXHIBIT C


                                  Schedule 5.4 to Credit and Security Agreement


                                  SUBSIDIARIES


                                      None



                                   EXHIBIT D


                                   Schedule 7.1 to Credit and Security Agreement



                                PERMITTED LIENS


Creditor                 Collateral         Jurisdiction   Filing Date    Filing No.
--------                 ----------         ------------   -----------    ----------
Safeco Credit Co., Inc   Leased Forklift    California     12/09/96       9634561027

Colonial Pacific         Leased Equipment   California     01/13/97       9701460821
Leaseing                 specified in UCC

Heritage Financial       Leased Equipment   California     10/14/97       9729360015
Services                 specified in UCC

Heritage Financial       Leased Equipment   California     02/05/98       9804260357
Services                 specified in UCC

Safeco Credit Co.        Leased Forklift    California     03/26/98       9808660068

Green Tree Vendor        Leased Telephone   California     09/30/99       9928060784
Services Corporation     System

Debora Phillips          Trans America      California
                         Insurance Policy
                         # 41880210


Spectrum Organic Products, Inc.
-------------------------------


Creditor                 Collateral         Jurisdiction   Filing Date    Filing No.
--------                 ----------         ------------   -----------    ----------
Trinity Capital          Leased Equipment   California     01/04/00       0001160618
Corporation              specified in UCC

GE Capital Colonial      Leased Equipment   California     03/28/01       0109360528
Pacific Leasing          specified in UCC

SFC Capital Group        Leased Equipment   California     10/03/00       0028861033
Corporation              specified in UCC



                                      -22-


                                   EXHIBIT E

                                   Schedule 7.2 to Credit and Security Agreement



                     PERMITTED INDEBTEDNESS AND GUARANTEES


     Indebtedness


Creditor          Original Amt.     Maturity Date  Monthly Payment   Collateral

John R.
Battendieri      $  102,243.47        10/01/01       $2,170.35          None

Joseph J. Stern  $  110,423.32        10/01/04       $2,343.99          None

Debora B.                                                            Term Life
Phillips         $1,621,716.00        03/20/04        Varies         Ins. Policy

Debora B.
Phillips         $  613,284.00        12/31/09        None              None

Dean
Nicholson        $  190,000.00        10/06/02       $4,374.14          None

Steve Reedy      $  265,000.00        10/06/05       $4,259.04          None

Douglas A.
Larson           $  105,000.00        12/31/03        Varies            None

Joanne M.
Gluck-IRA        $   26,250.00        12/31/03        Varies            None

Jordan
Widdes-IRA       $   26,250.00        12/31/03        Varies            None

Dean Rivet-
IRA              $   26,250.00        12/31/03        Varies            None

Mishawn
Nelson-IRA       $   26,250.00        12/31/03        Varies            None

Steven M.
Nelson           $   13,125.00        12/31/03        Varies            None

Mark Voss        $   13,125.00        12/31/03        Varies            None




     Guaranties

Primary Obligor            Amt & Desc. of Guarantee             Beneficiary
                                                                of Guaranty

                         Working capital guaranty, not      Sonoma Valley Bank
The Olive Press, LLC     to exceed $30,000 at any time          Sonoma, CA


                                      -23-